As filed with the U.S. Securities and Exchange Commission on September 28, 2023.

Registration No. 333-274662

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mach Natural Resources LP
(Exact name of registrant as specified in its charter)

Delaware	1311	93-1757616
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
(405) 252-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tom L. Ward
Chief Executive Officer
14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
(405) 252-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C. Michael W. Rigdon, P.C. Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3600	Joshua Davidson Douglas V. Getten Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Mach Natural Resources LP is filing this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-274662) as an exhibit-only filing. Accordingly, this amendment consists of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common units offered hereby. With the exception of the SEC registration fee, FINRA filing fee and NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$11,020
FINRA filing fee		$15,500
NYSE listing fee		$295,000
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Engineering expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Miscellaneous	$	*
Total	$

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Mach Natural Resources

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by law against all losses, claims, damages or similar events, unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the applicable person acted in bad faith or engaged in intentional fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal, and is incorporated herein by this reference.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for the indemnification of Mach Natural Resources and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.

Mach Natural Resources GP LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the amended and restated limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

●	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

●	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

●	any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

●	any person designated by our general partner.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15. Recent Sales of Unregistered Securities

Prior to closing of the initial public offering, the Company will enter into a series of reorganization transactions pursuant to which all of BCE-Mach Aggregator, the Management Members and Mach Resources’ respective membership interests in the Mach Companies will be exchanged for a pro rata allocation of 100% of the limited partner interests in the Company.

The above issuances did not involve any underwriters, underwriting discounts or commissions, or any public offering and we believe such issuances are exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof.

Item 16. Exhibits and financial statement schedules

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1*	Certificate of Limited Partnership of Mach Natural Resources LP
3.2	Form of Amended and Restated Agreement of Limited Partnership of Mach Natural Resources LP
3.4	Form of Amended and Restated Limited Liability Company Agreement of Mach Natural Resources GP, LLC
5.1*	Form of Opinion of Kirkland & Ellis LLP as to the legality of the securities being registered
8.1*	Form of Opinion of Kirkland & Ellis LLP relating to tax matters
10.1	Form of Mach Natural Resource LP 2023 Long-Term Incentive Plan
10.2	Form of Contribution Agreement
10.3	Form of Indemnification Agreement
10.4	Form of Management Services Agreement
10.5*	Credit Agreement, among BCE-Mach LLC, as borrower, the several lenders from time to time parties thereto, and MidFirst Bank as administrative agent, collateral agent and issuing bank, dated September 2, 2022
10.6*	Credit Agreement, among BCE-Mach II LLC, as borrower, the several lenders from time to time parties thereto and East West Bank as administrative agent, collateral agent, issuing bank and sole bookrunner and as lead arranger, dated September 30, 2019
10.7*	Amendment No. 1 to Credit Agreement, among BCE-Mach II LLC, as borrower, the several lenders from time to time parties thereto and East West Bank as administrative agent, collateral agent and issuing bank, dated November 14, 2019
10.8*	Amendment No. 2 to Credit Agreement, among BCE-Mach II LLC, as borrower, the several lenders from time to time parties thereto and East West Bank as administrative agent, collateral agent and issuing bank, dated December 16, 2020
10.9*	Amendment No. 3 to Credit Agreement, among BCE-Mach II LLC, as borrower, the several lenders from time to time parties thereto and East West Bank as administrative agent, collateral agent and issuing bank, dated May 13, 2022
10.10*	Amendment No. 4 to Credit Agreement, among BCE-Mach II LLC, as borrower, the several lenders from time to time parties thereto and East West Bank as administrative agent, collateral agent and issuing bank, dated December 8, 2022
10.11*	Credit Agreement, among BCE-Mach III LLC, as borrower, the several lenders from time to time parties thereto, and MidFirst Bank as administrative agent, collateral agent and issuing bank, dated May 19, 2020
10.12*	First Amendment to Credit Agreement, among BCE-Mach III LLC, as borrower, BCE-Mach III Midstream Holdings LLC, as guarantor, the several lenders from time to time parties thereto, and MidFirst Bank as administrative agent, collateral agent issuing bank and lender, dated February 17, 2021
10.13*	Second Amendment to Credit Agreement, among BCE-Mach III LLC, as borrower, BCE-Mach III Midstream Holdings LLC, as guarantor, the several lenders from time to time parties thereto, and MidFirst Bank as administrative agent, collateral agent issuing bank and lender, dated June 17, 2021
10.14*	Third Amendment to Credit Agreement, among BCE-Mach III LLC, as borrower, BCE-Mach III Midstream Holdings LLC, as guarantor, the several lenders from time to time parties thereto, and MidFirst Bank as administrative agent, collateral agent issuing bank and lender, dated January 27, 2023

21.1*	List of Subsidiaries of Mach Natural Resources LP
23.1*	Consent of Grant Thornton LLP for BCE-Mach III LLC audited financial statements
23.2*	Consent of Grant Thornton LLP for BCE-Mach LLC audited financial statements
23.3*	Consent of Grant Thornton LLP for BCE-Mach II LLC audited financial statements
23.4*	Consent of Cawley, Gillespie & Associates
23.5*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1)
23.6*	Consent of Kirkland & Ellis LLP (contained in Exhibit 8.1)
24.1*	Powers of Attorney (included on signature page of the initial filing of this Registration Statement)
99.1*	Report of Cawley, Gillespie & Associates of reserves of BCE-Mach LLC, as of December 31, 2022
99.2*	Report of Cawley, Gillespie & Associates of reserves of BCE-Mach II LLC, as of December 31, 2022
99.3*	Report of Cawley, Gillespie & Associates of reserves of BCE-Mach III LLC, as of December 31, 2022
99.4*	Report of Cawley, Gillespie & Associates of reserves, as of June 30, 2023
107*	Filing Fee Table

*	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on September 28, 2023.

Mach Natural Resources LP

By:	Mach Natural Resources GP LLC, its general partner

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

	Name	Title	Date

	/s/ Tom L. Ward	Chief Executive Officer and Director	September 28, 2023
	Tom L. Ward	(principal executive officer)

	*	Chief Financial Officer	September 28, 2023
	Kevin R. White	(principal financial officer and principal accounting officer)

	*	Chairman of the Board	September 28, 2023
William McMullen

*By:	/s/ Tom L. Ward
Tom L. Ward
Attorney-in-fact

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